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                                                                   EXHIBIT 10(R)

December 11, 1998

Jean Pierre Gillard
Alpha Industries, Inc.
20 Sylvan Road
Woburn, MA 01801

Re:   Severance Agreement

Dear J.P.:

This letter is to confirm the severance arrangements that we have offered to you as a Vice President of Alpha Industries, Inc. ("Alpha").

1. If: (i) a Change in Control occurs while you are employed by Alpha, and (ii) your employment with Alpha is voluntarily or involuntarily terminated within two
(2) years thereafter, then: (a) Alpha will pay you two (2) years of salary continuation (and any bonus guaranteed or earned prior to the date of termination) in accordance with the terms and conditions of this letter, and (b) all Alpha stock options then outstanding and held by you, whether or not by their terms then exercisable, will, subject to their other terms and conditions, become immediately exercisable and remain exercisable for a period of ninety
(90) days after the date of employment termination.

2. A "Change in Control" will be deemed to have occurred if the Continuing Directors of Alpha shall have ceased for any reason to constitute a majority of the Board of Directors of Alpha. For this purpose, a "Continuing Director" will include any member of the Board of Directors of Alpha as of the date of this letter and any person nominated for election to the Board of Directors of Alpha by a majority of the then Continuing Directors.

3. If, at any time, (i) your employment with Alpha is involuntarily terminated without Cause, or (ii) you resign voluntarily within 30 days after a reduction in your salary or benefits (other than a reduction applicable generally to the officers of Alpha and other than a reduction in the number of stock options granted to you in any year), then: (a) Alpha will pay you two (2) years of salary continuation (at the rate in effect before any salary reduction), and any bonus guaranteed or earned prior to the date of termination, in accordance with the terms and conditions of this letter, and (b) all Alpha stock options then outstanding and held by you, whether or not by their terms then exercisable, will, subject to their other terms and conditions, become immediately exercisable and remain exercisable for a period of ninety (90) days after the date of employment termination.

4. "Cause" will mean: (a) deliberate dishonesty detrimental to the best interests of Alpha or any subsidiary, or (b) conduct constituting moral turpitude, or (c) willful disloyalty to Alpha, or (d) refusal or failure to obey the directions of the CEO of Alpha, or (e) incompetent performance or substantial or continuing inattention to or neglect of duties and responsibilities assigned to you.
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5.  Salary continuation payments under this letter will: (a) be made at the same rate as you were receiving on the date of employment termination; (b) be paid in equal periodic installments at such intervals as Alpha shall generally pay its officers, and (c) be reduced by the amount of any compensation that you receive from any person for services rendered during the salary continuation period. Notwithstanding the foregoing, you will not receive any salary continuation payments for any period in which you fail to actively seek gainful employment.

6. During the term of your employment with Alpha and for the first twelve (12) months after the date on which your employment with Alpha is voluntarily or involuntarily terminated (the "Noncompete Period"), you will not, directly or indirectly, whether as owner, partner, shareholder, director, consultant, agent, employee, or otherwise, or through any person, engage in any employment, consulting or other activity which competes with the business of Alpha or any subsidiary or affiliate of Alpha (collectively, the "Company"). You acknowledge and agree that your direct or indirect participation in the conduct of such competing business alone or with any person will materially impair the business and prospects of Alpha. During the Noncompete Period, you will not (i) attempt to hire any director, officer, employee or agent of the Company, (ii) assist in such hiring by any other person, (iii) encourage any person to terminate his or her employment or business relationship with the Company, (iv) encourage any customer or supplier of the Company to terminate its relationship with the Company, or (v) obtain, or assist in obtaining, for your own benefit (other than indirectly as an employee of the Company) any customer of the Company. If any of the restrictions provided for in this Section 6 are adjudicated to be excessively broad as to scope, geographic area, time or otherwise, said restriction shall be reduced to the extent necessary to make the restriction reasonable and shall be binding on you as so reduced. Any provisions of this
Section 6 not so reduced shall remain in full force and effect. It is understood that during the Noncompete Period, you will make yourself available to the Company for consultation on behalf of the Company, upon reasonable request and at a reasonable rate of compensation and at reasonable times in light of any commitment you may have to a new employer. You understand and acknowledge that the Company's remedies at law for breach of any of the restrictions in this Section are inadequate and that any such breach will cause irreparable harm to the Company. You therefore agree that in addition and as a supplement to such other rights and remedies as may exist in the Company's favor, the Company may apply to any court having jurisdiction to enforce the specific performance of the restrictions in this Section, and may apply for injunctive relief against any act which would violate those restrictions.

Please sign both copies of this letter and return one to me. If you have any questions, please feel free to call me or Jim Nemiah.

Sincerely,                               |       AGREED TO:
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Thomas C. Leonard                        |       Date:
President and CEO                        |            ---------------------